Exhibit (a)(1)(I)

GSI Group and Excel Technology Announce Expiration of

Hart-Scott-Rodino Waiting Period

BEDFORD, MA – July 29, 2008: GSI Group Inc., (Nasdaq: GSIG) and Excel Technology Inc., (Nasdaq: XLTC) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR), with respect to GSI’s indirect wholly owned subsidiary’s cash tender offer for all outstanding shares of Excel Technology common stock at a price of $32.00 per share, expired at 11:59 P.M., New York City time, on July 28, 2008. The tender offer was commenced on July 23, 2008, pursuant to the previously announced merger agreement among GSI, its wholly owned subsidiary and Excel Technology.

The expiration of the HSR waiting period satisfies part of one of the conditions to the tender offer. Consummation of the tender offer remains subject to the tender of a majority of Excel Technology shares on a fully diluted basis and the satisfaction of certain other conditions.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, anticipated financial performance; management’s plans and objectives for achieving more stable revenues and predictable growth, including as a result of the pending acquisition of Excel Technology (Excel); business prospects; industry trends; and market conditions. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “objective” and other similar expressions. Such statements are based on our management’s beliefs and assumptions and on information currently available to our management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Some of the risks and uncertainties that may cause actual results and events to differ materially from those set forth in the forward-looking statements include the following: our management’s ability to maintain or accurately forecast revenue growth or to anticipate and accurately forecast a decline in revenue from any of our products or services; our ability to compete in an intensely competitive market; its ability to develop and introduce new products or enhancements on schedule and that respond to customer requirements and rapid technological change; new product introductions and enhancements by competitors; our ability to select and implement appropriate business models; plans and strategies and efforts to execute on them; our ability to identify, hire, train, motivate, and retain highly qualified management/other key personnel and its ability to manage changes and transitions in management/other key personnel; the impact of global economic conditions on GSI’s business; unauthorized use or misappropriation of its intellectual property; as well as the risk factors discussed previously and in periodic reports filed by us with the SEC or with securities regulatory authorities in Canada.

In addition, to the extent the forward-looking statements assume, or are based upon, successful completion of the pending acquisition of Excel, such statements also involve risks and uncertainties that may cause actual results and events to differ materially from those set forth in the statements, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of our definitive merger agreement with Excel Technology, Inc. (Excel), including our external financing being unavailable due to the non-satisfaction of the conditions contained in the financing agreements or the failure of the investors party thereto to fulfill their obligations thereunder; the inability to complete the acquisition of Excel due to the failure to receive required regulatory or other approvals or to satisfy other conditions to the transaction; the risk that the proposed acquisition disrupts current plans and operations; the risk that anticipated synergies and opportunities as a result of the acquisition will not be realized; difficulties or unanticipated expenses in connection with integrating Excel into GSI; the risk that the acquisition does not perform as planned, including the risk that we or Excel will not achieve revenue projections; the risk that the substantial indebtedness we will incur to finance the acquisition will materially and adversely affect our business by, among other things, requiring us to apply all or substantially all of our free cash flow to service the indebtedness and/or to dispose of assets to obtain cash for other permitted uses; the inability to retain key employees of either company; and changes in either company’s business between now and the closing of the acquisition.

Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Management and GSI disclaim any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results and events will differ from those contained in the forward-looking statements.

About Excel Technology

Founded in 1985, Excel and its wholly owned subsidiaries manufacture and market photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial/commercial and scientific applications.

Excel’s “Safe Harbor” Statement Under the Private Securities Litigation Reform Act

This news release contains forward-looking statements, which are based on current expectations, including the effect of the merger on employees, investors and customers. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors including the risks associated with integration of the two companies following the closing of the transaction, future economic, competitive, regulatory, and market conditions, future business decisions, and those factors discussed in Excel’s Form 10-K for the year ended December 31, 2007. In light of the significant uncertainties inherent in such forward-looking statements, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Excel undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of anticipated events.